Exhibit 10.14

EXCLUSIVE LICENSE, TECHNOLOGY TRANSFER, &

COMMERCIALIZATION AGREEMENT

THIS AGREEMENT is entered into by and between Chang Gung Medical foundation, having its registered address at No. I99, Dunhwa North Rd., Taipei, Taiwan, R.O.C., which is represented by the Superintendent of Chang Gung Memorial Hospital, Linkou of Taiwan, a foundation organized and existing under the laws of Taiwan, having an address at No. 5, Fuxing St., Guishan Distr., Taoyuan City 333, Taiwan (R.O.C.) (“CGMH”), and 20/20 GeneSystems, a corporation organized and existing under the laws of the State of Delaware, having its principle place of business at 9430 Key West Avenue, Suite I00, Rockville, MD (“20/20”), collectively (“Parties”).

BACKGROUND:

The Parties are each engaged in the development, improvement, and clinical use of biomarker panels for the early detection of cancers. Furthermore, each of the Parties has been engaged in the research and development of machine learning algorithms to improve the performance of these biomarker panels.

CGMH has developed and owns various patent assets, know-how, software, algorithms, real-world data sets, and analytic tools (some of which are machine learning) to aid in the detection and diagnosis of cancers.

CGMH and 20/20 are Parties to the “Option Agreement to License and Commercialize Pan-Cancer Test Algorithm” originally dated April 17, 2017 (effective May 4, 2017), and amended by the letter agreement dated October 26, 2017.

During the Option Period of the aforementioned agreement, CGMH and 20/20 collaboratively evaluated the CGMH Technology, and, by written notice dated February 1, 2018, 20/20 elected to exercise its option pursuant to Section V of that agreement.

In so exercising its option, 20/20 has been granted an exclusive license under the CGMH Technology based on the terms and conditions set forth in this Agreement.

20/20 has now established an escrow account pursuant to the Option Agreement into which it has deposited the License Fee.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants contained herein, the Parties agree as follows:

Article 1 - Definitions

1.1	“20/20 Technical Information” means all Raw Data generated by the tests provided by 20/20 to CGMH, or conducted by the Third Party Facility (as defined below) and the outcome data therefrom.

1.2	“20/20 Technology” means any know how, methods, processes, techniques, clinical data, algorithms, software, proprietary information, specifications, schematics, diagrams, inventions (whether or not patentable), apparatus, hardware, tools, device, or other forms of technology developed or acquired by 20/20.

1.3	“Agreement” is defined in Article 2.1.

1.4	“Calendar Quarter” means respectively, the three consecutive month periods of each calendar year: January, February and March; April, May and June; July, August and September: and October, November and December.

1.5	“Calendar Year” means the period from January 1 through December 31, however, the first Calendar Year will commence on the Effective Date and end on December 31 of the same year, and the last Calendar Year will begin on January I of the final year of the Term and end on the last day of the Term.

1.6	“CGMH Technical Information” means 100% of all Raw Data and all code, software, algorithms, know-how, methodology, etc., and Improvements thereto, in a form and quantity sufficient to (i) verify the performance of the CGMH Technology, (ii) satisfy the requirements of regulators by providing information in a customary and acceptable scientific format proving an absolute improvement of at least I 0% in the AUC or Youden’s Index above the AUC or Youden’s Index for single marker method, and (iii) commercialize the CGMH Technology using a cloud accessible platform.

1.7	“CGMH Technology” means the CGMH Technical Information and all algorithms, statistical and analytical methods, software (including, without limitation, various machine learning techniques), novel biomarker combinations, specimen handling protocols, test request intake forms, test results reports, and novel assay techniques, associated with a multi-biomarker approach for the screening of at least three cancer types developed in part or entirely by, or used by, the CGMH Department of Laboratory Medicine, as well as Improvements thereto and derivatives thereof. Without limiting the foregoing, CGMH Technology also includes, but is not limited to, the methods and algorithms disclosed by Wen et al, “Cancer Screening through a Multi-Analyte Serum Biomarker Panel During Health Check-Up Examinations,” in Clinica Chimica Acta (2015) 450:273-276 (“Original Publication”) and Wang et al., “Cancer Screening in an Asymptomatic Population by Using Multiple Tumor Markers”, in PLoS ONE 11(6) 2016, as well as improvements thereto and derivatives thereof and the subject matter disclosed in the following patent applications: “Establishing a Machine Learning Model for Cancer Anticipation and a Method of Detecting Cancer by Using Multiple Tumor Markers in the Machine Learning Model for Cancer Anticipation” filing No. 15/382,212, Filing date: 2016/12/16 as well as continuations, divisionals, re-examinations, reissues, extensions, supplementary protection certificates, and foreign counterparts thereof, each in the Regions.

1.8	“Combination Products” means commercial products or commercial services containing at least one product that is not a Licensed Product and a Licensed Product.

1.9	“Effective Date” means the date on which 20/20 first provided written notice of its election to exercise its exclusive option for an exclusive license under the Option Agreement, which was dated February 1, 2018.

1.10	“Escrow” means the account established by 20/20 for payment of the License Fee, which account contains $150,000 in cash and an instrument conveying $300,000.00 in 20/20 GeneSystems common stock. The share price would be based on 20/20’s last sale or written offer of stock to a professional investor as of the date that this Agreement is entered into.

1.11	“Field” means all uses.

1.12	“Improvements” means any additional Raw Data for three (3) years following the Effective Date, and any modification or improvement to the CGMH Technology or to Licensed Product. For the avoidance of doubt, Improvement on algorithms based on the Original Data Set (as defined in Addendum I hereto) shall be deemed part of the CGMH Technical Information and a Licensed Product under this Agreement.

1.13	“Licensed Product” shall mean any product or service, including but not limited to subscriptions to cloud-based software as a service, that contains, relies upon, or was developed from the CGMH Technology.

1.14	“Net Sales” shall mean the gross sales of Licensed Products sold by 20/20 to Third Parities in the Regions,

(a) less: i) allowances, credits or adjustments for any inoperable, damaged. outdated, recalled and returned Licensed Product; ii) trade or cash discounts, allowances or rebates; iii) price reductions imposed by governmental authorities; iv) sales, excise, turnover, inventory, value added and similar taxes, duties and similar charges; and v) in the case of software embedded in physical form, kits, and other items shipped in physical form: transportation and handling charges, and in the case or software, code, apps and the like: fees for certifying proper operation on a customer network and absence of malware.

(b) Net Sales with respect to combination products shall mean the gross sales of such Combination Product billed to customers by 20/20 or its affiliates, less the allowances and adjustments referred hereinabove, multiplied by a percentage equal to the fraction: A/(A+B), in which A is the attribution to the price of the combination products by using Licensed Product and B is the attribution to the price of the combination products by using a product that does not incorporate the CGMH Technology. The valuation of A and B should be based on the price of the similar products of Third Party clinical reference laboratory (such as MAYO CLINIC Mayo Medical Laboratories) and determined by 20/20 and CGMH.

(c) If Licensed Product is sold by 20/20 at a price that is increased to include an amount to cover the amortized cost of a computer system, a data storage system, or an instrument system to a customer by 20/20 with the intent to recover such costs over time through sale of Licensed Product at such increased price, then the Net Sales for such Licensed Product on which royalties are paid shall be reduced by the amount of the price increase attributable to the aforementioned costs, provided that 20/20 shall provide copies of suppliers’ invoices and calculation spread sheets to CGM H regarding such amortizations.

(d) Net Sales shall not include the Licensed Products used for clinical trials, for research, for evaluation of customer acceptance, for charitable or humanitarian donations, for commercial samples or other noncommercial uses as long as 20/20 does not receive remuneration greater than the cost or providing the Licensed Products for such use or donation.

(e) Net Sales shall not include the costs (labor and materials) or procuring or running diagnostic test kits and associated reagents whether by 20/20 or a Third Party clinical reference laboratory.

1.15	“Option Agreement” shall mean the Option Agreement to License and Commercialize Pan-Cancer Test Algorithm dated April 17, 2017.

1.16	“Patent Rights” shall mean U.S. Patent Application No. 15/382,212 and all other corresponding patent applications and patents, including all international (PCT) or Taiwanese counterparts and other foreign counterparts, divisions, continuations, continuations-in-part, reissues, reexaminations or supplemental patent certificates thereof or therefor, owned by or licensed (with the right to sub license) to CGMH and subsequently issued patents related thereto including all inventions that disclose or are supported by CGMH Technical Information made before or after the Effective Date.

1.17	“Raw Data” means biomarker values and clinical information (including age, gender and smoking status) from individuals screened for cancer with a blood test at a CGMH facility or other facilities located in Taiwan or overseas designated by 20/20 (the “Third Party Facility”), as well as outcome data (i.e. whether the individual was diagnosed with cancer within one year of the test) from the Taiwan Cancer Registry or some other reliable source.

1.18	“Regions” means all over the world.

1.19	“Term” is as defined in Article 6.1.

1.20	“Third Party” shall mean a party other than 20/20 or CGMH.

Article 2 - License Grant

2.1	This document (“Agreement”) is a full expression of the fact that CGMH has granted to 20/20, and 20/20 has accepted, an exclusive license in the Regions, with the right to grant sublicenses, to make, have made, use, sell, import, commercialize, and otherwise distribute Licensed Products and Improvements thereto in the Field. The exclusive license is subject to the terms and conditions of this Agreement.

2.2	The exclusive license is also exclusive with respect to CGMH except that CGMH shall have the right to improve and use the CGMH Technology for experimental use and/or management of human patients at any CGMH facility in Taiwan. For the avoidance of doubt, CGMH shall not provide Licensed Product to any third party who just delivers his/her samples for testing from abroad.

Article 3 - Payments for License

3.1	As consideration for the exclusive license described in Article 2 and established by the Option Agreement, for CGMH’s agreement to the other terms and conditions of this Agreement, and for other consideration set forth in this Agreement and in the Option Agreement, 20/20 has paid into Escrow to CGMH the License Fee. The Escrow payments are to be released pursuant to Article 4 of this Agreement.

3.2	As further consideration for the exclusive license and for CGMH’s agreement to the other terms and conditions hereof, 20/20 shall pay CGMH a royalty of six percent (6%) of Net Sales, provided however, that if 20/20 is required to pay royalties to a Third Party for the sale, lease, or use of Licensed Product, then the royalty due to CGMH shall be reduced by 1% for each 1% due and paid to Third Parties (or any fraction thereof), further provided however, that the royalty due to CGMH from 20/20 shall not in any event be less than three percent (3%).

3.3	To assist CGMH with the labors and any other costs and expenses for Improvements, including but not limited to (i) the Raw Data from at least the first 10,000 individuals tested at CGMH beginning in 2018 and (ii) any algorithms derived therefrom, which shall also be deemed part of CGMH Technical Information, 20/20 agrees to reimburse CGMH in accordance with the rate and payment terms set forth in an Addendum I to this Agreement which shall be finalized and executed within 60 days from the date of this Agreement. For the avoidance of doubt, 20/20 shall not be required to pay additional License Fees or other increased remuneration for the Improvements except the aforesaid labor and expense reimbursement.

3.4	Milestone Payment. 20/20 will pay CGMH extra $100,000.00, besides the License Fee, cash due and payable upon the earlier of: (a) 20/20 reaching $2,000,000.00 in Net Sales of Licensed Products, or (b) when the cumulative profit margin due to sales directly attributable to the CGMH Technology is at least $450,000.00.

3.5	No Multiple Royalties. No multiple royalties shall be payable by 20/20 to CGMH with respect to the same unit or Licensed Product regardless of the number of proprietary rights encompassed by a Licensed Product.

3.6	No Royalties Due on Sales to CGMH or for Tests run by CGMH. 20/20 shall not be required to pay any royalties to CGMH on CGMH’s uses or Licensed Products as set forth in Article 2.2. 20/20 shall not be required to pay any royalties to CGMH for sales where CGMH is being paid to run the test. 20/20 shall not be required to pay any royalties to CGMH when CGMH is paid to operate the algorithm for tests run elsewhere.

3.7	For the avoidance of doubt no royalties shall be payable by 20/20 to CGMH with respect to its sales of any products that was developed independent of CGMH Technical Information.

Article 4 - Technology Transfer and Transitional Assistance

4.1	Pursuant to Appendix A or the Option Agreement: following 20/20’s written notification that the 10% of Raw Data adequately supports the algorithm, software, and methodology, CGMH has delivered to 20/20 all CGMH Technology including 100% of the Raw Data. Upon CGMH’s written notification to 20/20 that such delivery is complete, 20/20 has instructed the escrow agent to release the escrow to CGMH. If in any event, if 20/20 discovers that CGMH’s delivery of the technology is or was not complete, then CGMH shall promptly deliver such additional CGMH Technology to 20/20.

4.2	In order to assist 20/20 introduce Licensed Products in the Regions, CGHM shall provide the transitional assistance and support set out in Addendum A to this Agreement which may be amended from time-to-time by mutual agreement of the Parties. The payments set forth in Article 3 shall be deemed complete consideration for this assistance unless the Parties agree otherwise.

Article 5 - Payments and Reporting

5.1	Payments. Payments due CGMH under this Agreement shall be made in United States Dollars. Payments for royalties shall be made within sixty days (60) days after the last day of June and December for royally accruing on Net Sales during the six (6) preceding calendar months. All payments, other than the release of the Escrow, that are due CGMH shall be payable in U.S. Dollars by wire transfer to an account designated in writing by CGMH. CGMH shall be solely liable for the accuracy of the wire transfer information provided to 20/20.

5.2	Taxation of Payments and Royalties.

(a)	If any taxes are imposed on 20/20 for any payments accruing to CGMH under this Agreement, such taxes shall be for the account of CGMH, and when paid by 20/20 to the proper taxing authority out of the applicable CGMH royalty, proof in evidence of such payment shall be secured and sent to CGMH together with official or other appropriate evidence issued by the appropriate governmental authority. All taxes levied on CGMH’s income arising from this Agreement shall be borne by CGMH. The Parties shall take steps consistent with current commercial practices to: (i) avoid or minimize any such withholding; and (ii) take advantage of such double taxation avoidance agreements as may be available.

(b)	Value Added Tax (the tax rate is 5%) levied by Taiwan tax :authorities because of the commercial activity envisioned under this Agreement and relating solely to this Agreement shall be borne by 20/20.

(c)	Profit-seeking Enterprise Income Tax levied by any jurisdiction, including but not limited to Taiwan, shall be borne by CGMH.

5.3	Payment Reports. With each semi-annual payment made under Article 5.1, 20/20 shall deliver a full and accurate accounting of all Net Sales for each Licensed Product for the preceding six (6) month period January through June or July through December (Calendar Quarter). Each such report shall include at least the following information: (a) Net Sales of such Licensed Product expressed in U.S. Dollars; and (b) 20/20’s computation of the aggregate payments and earned royalties payable to CGMH applicable for such Licensed Product.

5.4	20/20 shall maintain at its principal place of business accurate, complete and up to date records in sufficient detail to enable the royalties payable by 20/20 to be determined. CGMH shall have the right, at its own expense and during regular business hours, within one (1) year after the royalty period to which such records relate, during the term of this Agreement and for a period of one (1) year thereafter, to have such records examined by an independent accountant selected by CGMH to whom 20/20 has no reasonable objection for the purpose of verifying the reports and payments. The accountant shall disclose to CGMH only information relating to the accuracy of reports and payments being made. If CGMH establishes that, as a result of an error in such a report, 20/20 has failed to pay CGMH at least ninety percent (90%) of the full amount of earned royalty due and payable under this Agreement, in which event, the cost up to a maximum of fifteen thousand dollars ($15,000.00), of such inspection and the short amount shall be paid by 20/20 and 20/20 should also pay CGMH a default interest at five percent (5%) of the short amount that 20/20 fail to report as punitive damages. Records pertaining to any particular period of time shall be audited only once, and shall not in any event be subject to a second audit. Audits under this provision shall not occur more than once in any six-month (6-month) period.

Article 6 - Term and Termination

6.1	The term of this Agreement (“Term”) shall commence on the Effective Date and expire 20 years after the Effective Date.

6.2	20/20 shall have the right to terminate this Agreement and surrender the license granted hereunder by giving thirty (30) days written notice upon the following: (a) declaration of 20/20’s intentions to no longer commercialize any Licensed Products or (b)(i) an incurable breach of this Agreement by CGMH, or (ii) a breach of any term of this Agreement by CGMH that remains uncured for at least thirty (30) days.

6.3	CGMH may terminate this Agreement if, and only if, (a) 20/20 fails to cure any non-payment of amounts due to CGMH under this Agreement within sixty (60) days of 20/20’s receipt of written notice from CGMH of such default of payment, except if the amount due to CGMH from 20/20 is subject of a good faith dispute, then within sixty (60) days of the resolution of such dispute; (b) the Licensed Product is not commercialized by 20/20 within 2 years after the Effective Date; (c) (i) a material incurable breach of a material term of this Agreement by 20/20 (other than the obligation to pay royalties the remedy for which is addressed in that article), or (ii) a material breach of any material term of this Agreement by 20/20 that remains uncured for at least sixty (60) days after CGMH’s written notice to 20/20 of such breach.

6.4	Without prejudice to Article 9.4, upon expiration or earlier termination of this Agreement, the following rights and obligations shall survive to the degree necessary to permit their complete fulfillment or discharge:

(a) the obligations of confidentiality under Article 7 shall continue in effect for five (5) years, except that the Raw Data and any Improvement thereto shall be preserved in confidence for a period of twenty-one (21) years;

(b) 20/20 shall supply a final royalty report with respect to the terminated license;

(c) 20/20 shall maintain records and allow CGMH to audit such records as specifically provided herein.

6.5	Survival of Representations and Warranties. The representations, warranties and indemnifications contained herein shall survive the execution, delivery, performance and termination of this Agreement by the Parties.

6.6	Either Party may terminate the agreement upon written notice to the other in the event of (a) the adjudication of 20/20 as bankrupt; (b) the execution by 20/20 of an assignment for the benefit of its creditors; or (c) the filing by 20/20 of a judicial proceeding intended to effect a discharge of 20/20’s debts, in whole or in part.

6.7	Upon the termination of this Agreement, CGMH shall delete all 20/20 Technical information from its database, and shall not use 20/20 Technical Information for any purpose, and vice versa. For the avoidance or doubt in no event shall termination or expiration of this Agreement prevent 20/20 from commercializing any product that it developed or acquired independent of CGMH Technical Information.

Article 7 - Confidential Information

7.1	Confidential Information. Each Party may disclose (“Disclosing Party”) certain trade secrets and non-public, proprietary and/or confidential information (“Confidential Information”) to the other Party (“Receiving Party”). The Confidential Information may be in any form. Confidential Information shall include, but not be limited to: (a) trade secrets of the Disclosing Party; (b) information relating to existing or contemplated products, services, technology, designs, processes, formulae and research and development of the Disclosing Party; (c) information relating to CGMH Technology or any Licensed Product; and (d) information relating to business plans, methods of doing business, sales or marketing methods, customer lists, customer purchasing amounts, requirements, and supplier information of the Disclosing Party. Confidential Information shall include all disclosures hereunder that a reasonable person would reasonably believe to be confidential or shall be in writing and identified as being “Confidential”. Upon request of the Receiving Party, if the Disclosing Party verbally discloses information that might or might not be reasonably considered Confidential, the Receiving Party may request that the scope and content of the Confidential Information is reduced to writing within fourteen (14) days of verbal disclosure and clearly labeled as “Confidential”. The following information shall not be considered Confidential Information:

(a) information which was already known to the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party, at the time of disclosure by the other Party; or

(b) information which was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; or

(c) information which becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d) information which was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information; or

(e) information which was developed independently without reference to Confidential Information received from the other Patty hereunder as evidenced by the Receiving Party’s own written records.

7.2	Except to the extent expressly authorized by this Agreement, during the term of this Agreement and for a period of five (5) years following the termination of this Agreement, the Receiving Party shall take reasonable measures to maintain the Confidential Information as confidential and shall not publish or otherwise disclose such Confidential Information of a similar nature except that the Receiving Party shall be permitted to disclose portions of Confidential Information to the extent reasonably necessary to: (1) the Receiving Party’s attorneys, accountants and other professional advisors under an obligation of confidentiality to the Receiving Party, and/or (2) to commercialize, develop, or improve the Licensed Product.

7.3	If either Party is required by judicial or administrative process to disclose Confidential Information, the Party which is required to disclose shall promptly notify the other Party and allow the other Party a reasonable time to oppose such process and/or seek a protective order to limit exposure to and dissemination of Confidential Information.

7.4	Neither Party will use the name of the other Party in any publicity, advertising or public disclosure without the written consent of the other Party.

7.5	To the extent any disclosure is required by law or regulation, including but not limited to securities or other laws or regulations of any country, the Receiving Party required to make such disclosure shall promptly inform the Disclosing Party of such duty to disclose, and upon written request of the Disclosing Party the Receiving Party shall confer with the Disclosing Party to suitably limit such disclosure to the extent required to meet the Disclosing Party’s needs or desires, but in no event, less than so required by law or regulation.

7.6	Without 20/20’s prior written consent at least sixty (60) days before such publication, CGMH shall not, and shall cause its employees, officers, directors, consultants, contractors, agents, researchers, as well as Chang Gung University’s faculty members, researchers and students not to publish any articles, reports or theses with respect to CGMH Technology and/or CGMH Technical Information.

7.7	CGMH agrees to acquire, adopt and implement from time to time during the Term in accordance with industry practice, suitable measures that are designed to (i) monitor and ensure the security of CGMH’s IT systems where the CGMH Technology and CGMG Technical Information are stored (the “Storage Systems”); and (ii) prevent the Storage Systems from being hacked, affected by any hacking activity, or subject to any data leakage incident.

7.8	Non-Interference and Non-Circumvention of 20/20 Business Relations with Third Parities. From time-to-time 20/20 may introduce to CGMH a third party for which 20/20 has, or contemplates, a business relationship such as a corporate partner, customer, a prospective investor, or another research collaborator. CGMH shall take no action to interfere with or circumvent 20/20’s relationship with said third-party and shall keep 20/20 informed as to all of its substantive communications with said third party throughout Term of this Agreement and for a period of one-year thereafter.

Article 8 - Representations and Warranties

8.1	CGMH represents and warrants to 20/20 that to its best knowledge and belief that CGMH and Chang Gung University are the co-owner of CGMH Technology, free of any liens, encumbrances, restrictions, moral claims, and other legal or equitable claims, and that CGMH has the right representing Chang Gung University to grant the exclusive license hereunder and to enter into the obligations of this Agreement.

8.2	CGMH represents and warrants to 20/20 that to its best knowledge and belief that Licensed Patents have not been knowingly obtained through any activity, omission or representation that would limit or destroy their validity, and CGMH has no knowledge or information that would materially affect the validity and/or enforceability of the patents included in the CGMH Technology.

8.3	CGMH represents and warrants to 20/20 that it will inform any CGMH collaborator of 20/20’s right to obtain the exclusive right to commercialize improvements to the CGMH Technology as, and to the extent, documented by this Agreement.

8.4	CGMH represents and warrants to 20/20 that CGMH has the authority to enter into this Agreement and that the terms or this Agreement are not inconsistent with any policies of the foundation, policies of the CGMH hospital system including but not limited to the policies of the Linkou hospital, Taiwan health authorities, any other contractual obligation CGMH may have, express or implied, or any other restrictions by policies of a CGMH-related entity that may apply to CGMH as of the Effective Date.

8.5	To the best of CGMH’s knowledge, there are no actions, threatened or pending, before any court relating to CGMH Technology or Patent Rights.

8.6	CGMH represents and warrants that CGMH has no agreement with any Third Party which would adversely affect the rights of 20/20 or the obligations of CGMH under this Agreement.

8.7	CGMH represents and warrants that there is no law or regulation of Taiwan that would prohibit CGMH from carrying out its obligations under this Agreement.

8.8	20/20 represents and warrants to CGMH that 20/20 has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

8.9	20/20 represents and warrants to CGMH that the execution, delivery and performance by 20/20 or this Agreement do not contravene or constitute a default under any provision of applicable law or of any agreement, judgment, injunction, order, decree or other instrument binding upon 20/20.

Article 9 - Liability and Indemnification

9.1	Indemnification by CGMH. CGMH shall indemnify, defend and hold harmless 20/20 and its affiliates, employees, officers, directors and agents from and against any suit, proceeding, claim, liability, loss, damage, costs or expense, including reasonable attorneys’ fees, which they may hereinafter incur, suffer, or be required to pay arising out of or resulting from any breach by CGMH of this Agreement.

9.2	Indemnification by 20/20. Except as provided for in Article 9.1, 20/20 shall indemnify, defend, and hold harmless CGMH and its affiliates, employees, officers, directors and agents from and against any suit, proceeding, claim, liability, loss, damage, costs or expense, including reasonable attorneys’ fees, which they may hereinafter incur, suffer or be required to pay arising out of or resulting from any breach by 20/20 of this Agreement or 20/20’s willful misconduct or gross negligence in connection with the commercialization of Licensed Product hereunder.

9.3	Notice and Cooperation Requirements. With respect to any claim for which a Party seeks indemnification from the other hereunder, the Party seeking indemnification shall: (i) provide prompt notice to the other of the claim for which indemnification is sought, (ii) shall permit the indemnifying Party to control the defense of the claim, (iii) shall provide reasonable cooperation and assistance to the indemnifying Party in the defense of such claim, (iv) shall not settle or otherwise compromise such claim without the indemnifying Party’s prior written consent, and (v) shall not admit guilt or liability without the indemnifying Party’s prior written consent.

9.4	Termination of Indemnification Obligations. All obligations for indemnification on the part of Parties hereto shall expire two (2) years from the date of termination or earlier termination of this Agreement, except with respect to claims already notified to the other Party prior to the end of such two (2) year period.

Article 10 - Patent Rights

10.1	Ownership of Patents in CGMH Technology. CGMH shall retain ownership of all patent, copyrights, know-how or any other similar intellectual prope11y rights within the CGMH Technology and Technical Information and shall have the right to improve and use the CGMH Technology for experimental use and/or management of human patients at any CGMH facility in Taiwan.

10.2	Ownership of Patents in 20/20Technology. 20/20 shall retain ownership of all patent. copyrights, know-how or any other similar intellectual property rights within the 20/20 Technology and 20/20 Technical Information and shall have the right to improve and use the 20/20 Technology and 20/20 Technical Information for any and all uses it deems appropriate.

10.3	Patent Procurement and Maintenance. CGMH shall secure and maintain the Patent Rights throughout the Regions in such countries and in such manner as CGMH shall elect after reasonable consideration of the views of 20/20. Alternatively, CGMH may delegate these tasks to 20/20. 20/20 shall pay all costs associated with the filing, prosecution and maintenance of Patent Rights that are incurred following the date of this Agreement, provided however, that 20/20 shall approve these expenses in advance. CGMH shall notify 20/20 of any change in status of patents and/or patent applications within the scope of the CGMH Technology and of the filing of any patent applications within the scope of the CGMH Technology at least forty-five (45) days prior to the intended filing date. The patents included in the CGMH Technology shall be updated by CGMH at least annually, or upon 20/20’s request to reflect such changes. If CGMH wishes to abandon an existing issued patent or any pending patent application within the CGMH Technology, then CGMH shall notify 20/20 within a time sufficient for 20/20 to familiarize itself with the case and make a decision before abandoning or failing to pursue the patent protection in any country within the Regions. 20/20 shall have thirty (30) days from the date of such notice within which it may notify CGMH that 20/20 wishes to assume the costs of prosecuting or maintaining any such patent or patent application. If 20/20 elects to assume such costs, CGMH shall assign the relevant patent(s) or patent application(s) to 20/20 and shall provide 20/20 with such documents that are necessary to procure and enforce the patent rights in a country in the Regions.

10.4	Joint Inventions. All inventions jointly made by employees or others acting on behalf of 20/20 and CGMH during the term of this Agreement (a “Joint Invention”) shall be jointly owned by both Parties. 20/20 shall have the first right of refusal to obtain an exclusive license to any Joint Inventions on commercially reasonable terms to be agreed by the Parties, by giving CGMH written notice of its intent to obtain such license within one hundred twenty (120) days after the date upon which CGMH requests in writing that 20/20 exercise or waive its option to such exclusive license. The payments required pursuant to Article 3 shall be deemed sufficient to cover 20/20’s exclusive license to Joint Inventions, and no additional fees or royalties shall be required provided that both Parties will amicably discuss CGMH’s shares of interest from the sales of products or services to third party based on Joint Inventions. Both Parties will commercially reasonable efforts to timely agree to the terms of such an exclusive license and will use commercially reasonable efforts to conclude a formal written license agreement embodying such terms. Unless 20/20 exercises its option to take an exclusive license, all costs associated with (a) prosecuting and maintaining such patents and patent applications, and (b) enforcing such patents against Third Party infringers shall be shared equally by both Parties. The Parties will mutually agree who will be responsible for prosecution and maintenance of a particular patent or patent application and enforcement of such patent against Third Party infringers based upon. Both Parties shall be given the opportunity to review and comment upon the patent applications prepared by the other covering Joint Inventions. Each Party shall provide the other Party with timely copies of all substantive communications to or from a patent office, irrespective of whether such patent office has jurisdiction over a country in the Regions. Either Party may be relieved of its future obligations to undertake or underwrite the cost, as the case may be, to prosecute, maintain, and enforce any patent or patent application by assigning such rights to the other Party and have no further obligation for any prosecution, maintenance, enforcement, cost and expenses of any patent or patent application, covering such Joint Invention, except as to costs and expenses that have accrued prior to such assignment.

10.5	Third Party Infringement.

10.5.1	In the event each Party becomes aware of any actual or threatened infringement of the Patent Rights with respect to the Licensed Product, that party shall promptly notify the other Patty and the parties shall discuss the most appropriate action to take. Both parties shall use their reasonable efforts in cooperating with each other to terminate such infringement without litigation.

10.5.2	If the Parties both agree to institute and prosecute suits for infringement (past, current and future) of the Patent Rights within the Regions and the Field, and, each Party shall bear fifty percent (50%) of the costs and expenses incurred by the claims, lawsuits and settlement incurred by or in connection with such infringement, and may each recover fifty percent (50%) of the damages awarded by the court or agreed in the settlement.

10.5.3	If only one Party intends to institute and prosecute suits for infringement (past, current and future) of the Patent Rights within the Regions and the Field, such Party (the “Pursuing Party”) shall bear all the costs and expenses incurred by the claims, lawsuits and settlement incurred by or in connection with such infringement, and may each recover all the damages awarded by the court or agreed in the settlement, provided that the other Party shall, at the Pursuing Party’s costs, provide necessary authorization, assistance data and/or witness for the Pursuing Party’s claims. For the avoidance of doubt, the Pursuing Party may at its sole discretion settle with the infringing third party, provided that if 20/20 is the Pursuing Party and the infringing third party is obligated to pay royalties under the settlement, such royalties shall be included in the gross sales for the calculation of Net Sales.

10.6	Infringement of Third Party Patents. In the event any claim is made by any Third Party against 20/20, alleging that the manufacture, use, offer for sale, commercialization, sale or importation of a Licensed Product by 20/20, infringes any patent of a Third Party, 20/20 may notify CGMH in writing of such claim, as long as the infringement is related to this Agreement. 20/20 shall bear the total costs of any court award or settlement of such legal action and shall be entitled to keep the entire amount of any damages awarded. In the event 20/20 is obligated to pay a Third Party due to court award or settlement, such payments shall be treated as Third Party royalties and, subject to Article 3, shall be fully creditable against any royalties due CGMH.

10.6	20/20 and CGMH agree that neither will settle any action related to Articles 10.5.2 or 10.6 in a manner that is materially prejudicial to any Patent Rights or to the other party’s interests under this Agreement without the other party’s prior written approval.

Article 11 - Miscellaneous

11.1	Notices: Any notice, report, payment or statement required or permitted under this Agreement shall be considered to be given when in writing sent by certified mail (return receipt requested), postage prepaid, addressed to the Party for whom it is intended at its address of record. The record address of the Parties is as follows:

CGMH:	Superintendent
No. 5, Fuxing Street, Guishan District
Taoyuan City 333, Taiwan (R.O.C.)

20/20: CEO	20/20 GeneSystems
9430 Key West Avenue, Suite I00
Rockville, MD 20850

11.2	Governing Law: The rights and obligations of this Agreement shall be governed and construed in accordance with the laws of Taiwan.

11.3	Clause Severability: Any provision of this Agreement that contravenes the law of any state, province, or country in which this Agreement is effective shall, in that state, province, or country, to the extent the law is contravened, be considered separable and non-applicable and shall not affect any other provision or provisions of this Agreement. Moreover, with respect to such state, province or country, the Parties agree to replace such offending provision with an enforceable provision that is enforceable and most closely achieves the intended effect of the offending provision.

11.4	Assignability: This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns.

11.5	Entire Agreement: This Agreement, the Option Agreement, and any exhibits to the foregoing, constitute the entire agreement between the Parties relating to the subject matter hereof. It may not be modified or amended except in a writing and signed by both Parties. All previous agreements or arrangements between the Parties, written or oral, relating to the subject matter hereof are hereby canceled and superseded. In the event that there is an inconsistency between this Agreement and the Option Agreement, this Agreement shall prevail.

11.6	Dispute Resolution: Any dispute, controversy, difference or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration referred to the Chinese Arbitration Association, Taipei in accordance with the Association’s arbitration rules. The place of arbitration shall be in Taipei, Taiwan. The language of arbitration shall be English. The arbitral award shall be final and binding upon both Parties.

11.7	Acts Beyond the Control of the Parties: Neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in any such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s reasonable control including, but not limited to, acts of God (as that concept is understood under the laws of the United States of America), regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction or production facilities or materials by earthquake, fire, flood, storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each Party shall use reasonable efforts to resume its performance hereunder if such performance is delayed or interrupted by reason of such conditions listed in this paragraph.

11.8	Relationship of the Parties: The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the Parties as partners, joint venturers, or either Party as an agent or employee of the other. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other Party to any contract, agreement or undertaking with any Third Party, and no conduct of the Parties shall be deemed to infer such right.

11.9	Waiver: Failure to exercise, or delay in exercising, or partial exercise, at any time, of any right, remedy, default or break with respect to any covenants, provisions, or conditions of this Agreement by any Party hereto shall not operate as a waiver or excuse of performance as to any continuing or subsequent default, break, or non-observance, or subsequent and/or similar right or remedy so as to defeat in any way the rights of the first Party hereunder, unless an express waiver has been provided by the affected Party in writing.

11.10	Public Announcements. The Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement, or any other transaction contemplated herein and, except as may be required by applicable law or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to obtaining the written consent of the other Party.

11.11	Expenses. Unless otherwise specifically provided for herein, all costs and expenses incurred with connection with this Agreement and the transactions contemplated in this Agreement shall be paid by the Party that incurs the cost or expense, and the other Party will not be liable for such cost or expense.

11.12	No Special Damages. The Parties hereto shall not be liable under any circumstances for any indirect, consequential, incidental or special damages of any kind other than an unpermitted disclosure of Confidential Information.

11.13	Compliance with Law. All acts performed under this Agreement shall comply with all applicable laws and regulations. All obligations established by this Agreement shall be construed so as to comply with applicable laws and regulations.

11.14	General Assurances. The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessa1y or appropriate in order to carry out the intent and purposes of this Agreement.

11.15	Execution. This Agreement shall be executed in ink on duplicate paper copies. The Party that is last to execute this document, shall provide the other Party with an original, paper copy of the executed Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

20/20 GENESYSTEMS		CGMH

By:	/s/ Jonathan Cohen	By:	/s/ Wen Jin Cherng
	Jonathan Cohen		Superintendent Wen Jin Cherng
CEO and President

Date: November 21, 2018		Date: September 13, 2018